UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 1)*


                                OCULAR SCIENCES, INC.
          -----------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     675744 10 6
                            -----------------------------
                                    (CUSIP Number)



          Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
          (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    Page 1 of 14 pages

                                     SCHEDULE 13G

          -----------------------                 -------------------------
          CUSIP No.  675744 10 6                  Page   2   of  14   Pages
                   -------------                      -----    -----
          -----------------------                 -------------------------

          -----------------------------------------------------------------

          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GALEN PARTNERS, L. P.

          -----------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                                   (b)  [X]

          -----------------------------------------------------------------
          3    SEC USE ONLY

          -----------------------------------------------------------------
          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE

          -----------------------------------------------------------------

          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

          -----------------------------------------------------------------
               5    SOLE VOTING POWER

                    682,564

          -----------------------------------------------------------------
               6    SHARED VOTING POWER

                    - 0 -

          -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    682,564

          -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    - 0 -

          -----------------------------------------------------------------
          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               682,564

          -----------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [X]

               Excludes 11,010 shares held of record by Galen Associates and 20,016 shares subject to options that are currently exercisable by William R. Grant.

          -----------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               3.02%

          -----------------------------------------------------------------
          12   TYPE OF REPORTING PERSON*

               PN

          -----------------------------------------------------------------

                                     SCHEDULE 13G

          -----------------------                 -------------------------
          CUSIP No.  675744 10 6                  Page   3   of  14   Pages
                    -------------                      -----    -----
          -----------------------                 -------------------------


          -----------------------------------------------------------------
          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GALEN PARTNERS INTERNATIONAL, L.P.

          -----------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                                   (b)  [ ]

          -----------------------------------------------------------------
          3    SEC USE ONLY

          -----------------------------------------------------------------
          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

          -----------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

          -----------------------------------------------------------------
               5    SOLE VOTING POWER

                    70,299

          -----------------------------------------------------------------
               6    SHARED VOTING POWER

                    - 0 -

          -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    70,299

          -----------------------------------------------------------------

               8    SHARED DISPOSITIVE POWER

                    - 0 -

          -----------------------------------------------------------------

          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               70,299

          -----------------------------------------------------------------

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [X]

               Excludes 11,010 shares held of record by Galen Associates and 20,016 shares subject to options that are currently exercisable by William R. Grant.

          -----------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.31%

          -----------------------------------------------------------------
          12   TYPE OF REPORTING PERSON*

               PN

          -----------------------------------------------------------------

                                     SCHEDULE 13G

          -----------------------                 -------------------------
          CUSIP No.  675744 10 6                  Page   4   of  14   Pages
                    -------------                      -----    -----
          -----------------------                 -------------------------

          -----------------------------------------------------------------
          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GALEN ASSOCIATES

          -----------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                                   (b)  [X]

          -----------------------------------------------------------------
          3    SEC USE ONLY

          -----------------------------------------------------------------
          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

          -----------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

          -----------------------------------------------------------------
               5    SOLE VOTING POWER

                    11,010

          -----------------------------------------------------------------
               6    SHARED VOTING POWER

                    - 0 -

          -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    11,010

          -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    - 0 -

          -----------------------------------------------------------------
          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,010

          -----------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [X]

               Excludes 20,016 shares subject to options that are currently exercisable by William R. Grant.

          -----------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               .05%

          -----------------------------------------------------------------
          12   TYPE OF REPORTING PERSON*

               PN

          -----------------------------------------------------------------

                                     SCHEDULE 13G

          ----------------------                  -------------------------
          CUSIP No.  675744 10 6                  Page   5   of  14   Pages
                    ------------                       -----    -----
          ----------------------                  -------------------------


          -----------------------------------------------------------------
          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               WILLIAM R. GRANT

          -----------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                                   (b)  [X]

          -----------------------------------------------------------------
          3    SEC USE ONLY

          -----------------------------------------------------------------
          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

          -----------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

          -----------------------------------------------------------------
               5    SOLE VOTING POWER

                    62,575

          -----------------------------------------------------------------
               6    SHARED VOTING POWER

                    - 0 -

          -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    82,591, including 20,016 shares subject to options that are currently exercisable.

          -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    - 0 -

          -----------------------------------------------------------------
          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               82,591, including 20,016 shares subject to options that are currently exercisable.

          -----------------------------------------------------------------
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [ ]

          -----------------------------------------------------------------
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.36%

          -----------------------------------------------------------------
          12   TYPE OF REPORTING PERSON*

               IN

          -----------------------------------------------------------------

                    The initial Schedule 13G, dated February 12, 1998, is hereby amended, on behalf of each Reporting Person, to reflect
          (i) the sale by the Reporting Persons, Galen Partners, L.P. and Galen Partners International, L.P., of an aggregate of 1,001,196 shares of Common Stock, as of March 24, 1998, pursuant to an underwritten public offering, (ii) the pro rata distribution by the Reporting Persons, Galen Partners, L.P and Galen Partners International, L.P., to their respective partners of an aggregate of 700,000 shares of Common Stock, as of April 27, 1999, and
          (iii) the pro rata distribution by the Reporting Persons, Galen Partners, L.P. and Galen Partners International, L.P., to their respective partners of an aggregate of 500,000 shares of Common Stock, as of May 11, 1999. Set forth below, as identified by Reporting Person, is an amended Item 4 showing the ownership of shares of Common Stock following such transactions.


          ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
                    --------------------------------------------------------

                    (a)  Ocular Sciences, Inc.

                    (b)  475 Eccles Avenue
                         South San Francisco, CA 94080


          ITEM 2.   INFORMATION CONCERNING PERSON FILING:
                    ------------------------------------

                    (a)  Galen Partners, L.P.

                    (b)  610 Fifth Avenue, 5th Floor
                         Rockefeller Center
                         New York, NY  10020

                    (c)  Delaware

                    (d)  Common Stock

                    (e)  675744  10  6


          ITEM 4.   OWNERSHIP:
                    ---------

                    (a)  682,564

                    (b)  3.02%

                    (c)  (i)   Sole power to vote or to direct vote:
                               682,564 shares
                         (ii)  Shared power to vote or to direct vote:
                               0 shares
                         (iii) Sole power to dispose or to direct the
                               disposition:  682,564 shares
                         (iv)  Shared power to dispose or to direct the
                               disposition:  0 shares


                              Page 6 of 14 pages

          ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
                    --------------------------------------------------------

                    (a)  Ocular Sciences, Inc.

                    (b)  475 Eccles Avenue
                         South San Francisco, CA 94080


          ITEM 2.   INFORMATION CONCERNING PERSON FILING:
                    ------------------------------------

                    (a)  Galen Partners International, L.P.

                    (b)  610 Fifth Avenue, 5th Floor
                         Rockefeller Center
                         New York, NY  10020

                    (c)  Delaware

                    (d)  Common Stock

                    (e)  675744  10  6


          ITEM 4.   OWNERSHIP:
                    ---------

                    (a)  70,299

                    (b)  0.31%

                    (c)  (i)   Sole power to vote or to direct vote:
                               70,299 shares
                         (ii)  Shared power to vote or to direct vote:
                               0 shares
                         (iii) Sole power to dispose or to direct the
                               disposition: 70,299 shares
                         (iv)  Shared power to dispose or to direct the
                               disposition:  0 shares


                              Page 7 of 14 pages

          ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
                    --------------------------------------------------------

                    (a)  Ocular Sciences, Inc.

                    (b)  475 Eccles Avenue
                         South San Francisco, CA 94080


          ITEM 2.   INFORMATION CONCERNING PERSON FILING:
                    ------------------------------------

                    (a)  Galen Associates

                    (b)  610 Fifth Avenue, 5th Floor
                         Rockefeller Center
                         New York, NY  10020

                    (c)  Delaware

                    (d)  Common Stock

                    (e)  675744  10  6


          ITEM 4.   OWNERSHIP:
                    ---------

                    (a)  11,010

                    (b)  0.05%

                    (c)  (i)   Sole power to vote or to direct vote:
                               11,010 shares
                         (ii)  Shared power to vote or to direct vote:
                               0 shares
                         (iii) Sole power to dispose or to direct the
                               disposition:  11,010 shares
                         (iv)  Shared power to dispose or to direct the
                               disposition:  0 shares


                              Page 8 of 14 pages

          ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
                    --------------------------------------------------------

                    (a)  Ocular Sciences, Inc.

                    (b)  475 Eccles Avenue
                         South San Francisco, CA 94080


          ITEM 2.   INFORMATION CONCERNING PERSON FILING:
                    ------------------------------------

                    (a)  William R. Grant

                    (b)  610 Fifth Avenue, 5th Floor
                         Rockefeller Center
                         New York, NY  10020

                    (c)  U.S.A.

                    (d)  Common Stock

                    (e)  675744  10  6


          ITEM 4.   OWNERSHIP:
                    ---------

                    (a)  62,575

                    (b)  0.36%

                    (c)  (i)   Sole power to vote or to direct vote:
                               62,575 shares
                         (ii)  Shared power to vote or to direct vote:
                               0 shares
                         (iii) Sole power to dispose or to direct the
                               disposition:  82,591 including 20,016
                               shares subject to options that are
                               currently exercisable
                         (iv)  Shared power to dispose or to direct the
                               disposition:  0 shares



                              Page 9 of 14 pages

                                      SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        May 12, 1999
                                        -----------------------------------
                                        Date


                                        GALEN PARTNERS, L.P.

                                        By:  BGW Partners, L.P.
                                             General Partner


                                        By: /s/ Bruce F. Wesson
                                            -------------------------------

                                        Name:   Bruce F. Wesson

                                        Title:  General Partner



                                        GALEN PARTNERS INTERNATIONAL, L.P.

                                        By:  BGW PARTNERS, L.P.
                                             General Partner


                                        By: /s/ Bruce F. Wesson
                                            -------------------------------

                                        Name:   Bruce F. Wesson

                                        Title:  General Partner


                              Page 10 of 14 pages

                                        GALEN ASSOCIATES

                                        By:  WESSON ENTERPRISES, INC.
                                             General Partner

                                        By: /s/ Bruce F. Wesson
                                            -------------------------------

                                        Name:   Bruce F. Wesson

                                        Title:  President


                                        /s/ William R. Grant
                                        -----------------------------------
                                                William R. Grant


                              Page 11 of 14 pages

                                    EXHIBIT INDEX

                                                      Sequentially
          Exhibit        Document Description         Numbered Page
          -------        --------------------         -------------

            A            Agreement of Joint Filing         13



                              Page 12 of 14 pages